Exhibit 99.4

STANDALONE FINANCIAL STATEMENTS

LYTUS TECHNOLOGIES PVT. LTD
STANDALONE FINANCIAL STATEMENTS

For the year ended 31 March 2020

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
of Lytus Technologies Pvt. Ltd.:

Report on the Special Purpose standalone IFRS Financial Statements

We have audited the accompanying special purpose standalone financial statements of LYTUS TECHNOLOGIES PVT. LTD (“the Company”), which comprise the Statement of Financial Position as at 31st March, 2020, the Statement of Profit and Loss and Other Comprehensive Income, the Statement of changes in Equity and the Statement of Cash Flow for the year then ended (hereinafter stated as ‘Special Purpose Financial Statements’), and a summary of the significant accounting policies and other explanatory information in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Management’s Responsibility for the Special Purpose Financial Statements

Management is responsible for the preparation of these special purpose standalone financial statements in accordance with recognition and measurement principles of International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS.

This responsibility also includes maintenance of adequate accounting records in accordance with the generally accepted accounting principles in India for safeguarding the assets of the Company and for preventing and detecting frauds and other irregularities; selection and application of appropriate accounting policies; making judgments and estimates that are reasonable and prudent; and design, implementation and maintenance of adequate internal financial controls, that were operating effectively for ensuring the accuracy and completeness of the accounting records, relevant to the preparation and presentation of the financial statements that give a true and fair view and are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these special purpose standalone financial statements based on our audit.

We conducted our audit of the special purpose financial statements in accordance with the Standards on Auditing prescribed by the Institute of Chartered Accountant of India (ICAI). Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and the disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal financial control relevant to the Company’s preparation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on whether the Company has in place an adequate internal financial control system over financial reporting and the operating effectiveness of such controls. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of the accounting estimates made by the Management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion on the special purpose standalone financial statements.

Opinion

In our opinion and to the best of our information and according to the explanations given to us, the aforesaid special purpose standalone financial statements of the Company, for the year ended 31st March, 2020 are prepared, in all material respects, in accordance with the basis of preparation set out in note 1 to the Special Purpose Standalone Financial Statements.

Basis of Accounting and Restriction on Distribution and Use

We draw attention to Note 1 to the Special Purpose Standalone Financial Statements, which describes the basis of accounting. These special purpose financial statements for the year ended March 31, 2020 are the Company’s first annual IFRS Financial Statements and have been prepared in accordance with International Financial Reporting Standard (IFRS) for submitting with the U.S. Securities and Exchange Commission (SEC) for the purpose of S-X of the Regulations. As a result, the Special Purpose Financial Statements may not be suitable for any other purpose. Our report on these Special Purpose Financial Statements is not to be distributed or used for the purpose other than specified above.

For Kalpesh Patel & Co. Chartered Accountants Firm’s Registration No. 116706W
Kalpesh Patel Proprietor Membership No. 101532 UDIN 20101532AAAACI8722 Date 18.08.2020 Mumbai

LYTUS TECHNOLOGIES PRIVATE LIMITED
STANDALONE STATEMENT OF FINANCIAL POSITION
As of 31 March 2020

	Note No.	2020 (US$)	2019 (US$)	1 April 2018 (US$)
ASSETS
Current assets
Cash and cash equivalents		$181	$3,412	$3,954
Other financial assets		3,475	3,763	4,022
Other receivables	6	18,015,483	—	—
Other current assets	7	4,200,573	2,555	2,731
Total current assets		22,219,712	9,730	10,707

Non-current assets
Capital work in progress	8	—	29,048	29,048
Intangible assets, net	9	59,012,568	—	—
Intangible assets under development	9	—	8,131	8,131
Deferred tax assets	5	103,784	—	—
Total non-current assets		59,116,352	37,179	37,179
Total assets		$81,336,064	$46,909	$47,886

LIABILITIES AND EQUITY
Current Liabilities
Borrowings	10	$11,389	$45,594	$48,484
Trade payables	11	71,521	803	858
Other financial liabilities	12	9,320	345	277
Other current liabilities	13	7,340,238	108	115
Customers acquisition payable	14	29,372,718	—	—
Current tax liability	5	1,987,659	—	—
Total current liabilities		38,792,845	46,850	49,734

Non-current liabilities
Customer acquisition payable, net of current portion	14	29,372,718	—	—
Deferred tax liability	5	1,907,646	631	—
Total non-current liabilities		31,280,364	631	—
Total liabilities		$70,073,209	$47,481	$49,734

Commitments and contingencies	15

EQUITY
Equity share capital	16	2,305	2,305	2,305
Other equity	16	11,260,550	(2,877)	(4,153)
Total equity		11,262,855	(572)	(1,848)
Total liabilities and equity		81,336,064	$46,909	$47,886

The accompanying notes are an integral part of these STANDALONE financial statements.

LYTUS TECHNOLOGIES PRIVATE LIMITED
STANDALONE statement of PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
For the year ended 31 March 2020

	Note No.	31 March 2020 (US$)	31 March 2019 (US$)
Revenues:
Operating revenue		$—	$—
Other operating income		—	—
Total revenues		—	—

Other income
Other income	3	15,759,393	—
Total income		$15,759,393	$—

Expenses:
Amortization	9	204,086	—
Legal and professional expense	4	58,760	372
Staffing expense	4	15,777	—
Other operating expenses	4	14,120	229
Total expenses		$292,743	$601
Income before income tax		15,466,650	(601)
Income tax expense	5	3,894,674	—
Net income after tax available to common shareholders		$11,571,976	$(601)

Other comprehensive loss
Items that may be reclassified subsequently to income
Foreign currency translation reserves of subsidiaries, net of tax		(308,549)	1,877
Total comprehensive income		$11,263,427	$(1,276)

Basic income per share of common stock	17	$771	$(0.04)
Basic weighted average number of shares outstanding		15,000	15,000
Diluted income per share of common stock	17	$771	$(0.04)
Diluted weighted average number of shares outstanding		15,000	15,000

The accompanying notes are an integral part of these STANDALONE financial statements.

LYTUS TECHNOLOGIES PRIVATE LIMITED
STANDALONE STATEMENT OF CHANGES IN EQUITY
For the year ended 31 March 2020

	Shares (Nos.)	Share capital	Accumulated translation adjustment	Retained earnings	Total	Total equity
Balance at 1 April 2018	15,000	$2,305	$—	$(4,153)	$(4,153)	$(1,848)
Net income	—	—	—	(601)	(601)	(601)
Translation adjustment, net of tax	—	—	1,877	—	1,877	1,877
Balance at 31 March 2019	15,000	2,305	1,877	(4,754)	(2,877)	(572)
Issuance of shares	—	—	—	—	—	—
Net income	—	—	—	11,571,976	11,571,976	11,571,976
Translation adjustment, net of tax	—	—	(308,549)	—	(308,549)	(308,549)
Balance at 31 March 2020	15,000	$2,305	$(306,672)	$11,567,222	$11,260,550	$11,262,855

The accompanying notes are an integral part of these STANDALONE financial statements.

LYTUS TECHNOLOGIES PRIVATE LIMITED
STANDALONE statement of CASH FLOWS
For the year ended 31 March 2020

	2020 (US$)	2019 (US$)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income after tax available to common shareholders	$11,571,976	$(601)
Adjustment to reconcile net income to net cash used in operating activities:
Deferred tax expense	1,907,015	—
Amortization of intangible assets	204,086	—
Write off /(loss) of/on unstructured Capital Work in Progress	8,463	—
Change in operating assets and liabilities:
Other receivables	(19,089,070)	—
Trade payable	74,997	—
Other financial liabilities	9,537	86
Other current liabilities	3,329,159	—
Current tax liability	1,987,659	—
Net cash used in operating activities	(3,823)	(515)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of capital work in progress	25,571	—
Net cash provided by investing activities	25,571	—
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of short term borrowings	(32,539)	(7,151)
Proceeds from short term borrowings	—	7,380
Net cash used in financing activities	(32,539)	(229)
Net increase in cash and cash equivalents	(3,146)	(286)
CASH AND CASH EQUIVALENTS – beginning of year	3,412	3,954
Effects of exchange rate changes on cash and cash equivalents	(85)	(256)
CASH AND CASH EQUIVALENTS – end of year	$181	$3,412

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING/FINANCING ACTIVITIES:
Acquisition of customers with customer acquisition payable Refer to Note 21	$58,745,436	$—

The accompanying notes are an integral part of these STANDALONE financial statements.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 —  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Going Concern:

Impact of COVID 19 on operations

The COVID 19 crisis has had a significant impact on the economy of India. While the pandemic, has increased the demand for streaming and telemedicine services globally, there continue to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the lockdowns and further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact. The pandemic has particularly impacted the working capital, cash flow and the timing of receipt of significant receivables and payables of the Company. These restrictions have also severely impacted the mobility of the Company’s staff and resources and its access to banks and customer worksites, impairing its normal operations. In particular, it has increased the difficulty in collecting cash from operating offices and customers located in different parts of the country on a timely basis, many of which are currently under total lockdown.

Negative working capital and Cash Flow

The Company currently has negative working capital and cash flow aggravated by the COVID 19 lockdown and marginal cash flow from operating activities to the extent of $3,823. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Upon ending of the COVID 19 lockdown, the Company expects to be able to carry out its operations in the normal course of business and generate a minimum of INR130 ($1.9) as streaming subscription fee from its approximately 1.8 million customer connections per month, as prescribed by the Telecom Regulatory Authority of India guidelines15. This would enable the Company to improve its cash position significantly.

The Company further believes that in the coming 12 months, upon the ending of COVID 19 lockdown restrictions, cash flow from operating activities should improve for the following reasons:

●	Monthly subscription fees paid by our customers will be billed and collected at the beginning of each month in advance;

●	The contracted operating expense for the streaming business is 61%, ensuring a confirmed net surplus of revenue for the Company.

●	Additional product offerings to customers such as our telemedicine business are expected to generate additional cash flow for the Company.

To further mitigate the impact of the current negative working capital and cash flow, the Company has also taken additional precautionary steps by approaching financial institutions and credit partners to create and avail credit lines and bridge financing against the company’s future cash flows;

Large Payment Obligation by the Company

On 31 March 2020, under the terms of its Customer Acquisition Agreement with Reachnet, the Company is obligated to make payments to Reachnet. This amount represents the largest payment obligation of the Company and is payable in four equal installments (25% each) on or before 31 July 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), 31 March 2021, 31 March 2022 and 31 March 2023, respectively. Please refer to Note 22 Acquisition of Customers.

15 https://trai.gov.in/sites/default/files/Consumer_Booklet_30042019.pdf

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Under the terms of the agreement with Reachnet, the Company was also scheduled to receive ‘Other Receivables’ due of approximately US$ 15,759,393 from Reachnet for the period of 1 April 2019 through 31 March 2020, as reflected in its books of accounts. The COVID 19 lockdown has delayed the settlement of this accounts receivable under its contract with Reachnet. The Company expects that this settlement will be implemented as soon as possible, upon the relaxation of COVID 19 restrictions in India. Upon such settlement and upon resumption of normal operations, the company expects to have sufficient available cash to be able to meet its current liabilities associated with the business. Please refer to the section below in this note on Other Income/Application of IFRS 15.

Furthermore, given that Reachnet is an ongoing vested operator in the business, as they will benefit as the Company’s revenue increases, the Company is contemplating discussions with Reachnet’s Management to consider modifying its agreement with Reachnet by offering Reachnet stock in lieu of its current payment obligations. This modification, if implemented, should help substantially mitigate cash liquidity requirements for the Company.

Based on the above, we believe that upon lifting of the COVID 19 lockdown restrictions in India, the Company’s available potential cash balances should be sufficient to meet its requirements to carry out its operations effectively. After this offering, the Company may decide to enhance its liquidity position or increase its cash reserve for future investments through additional capital and finance funding.

Nature of Operations

Lytus Technologies Private Limited (formerly known as Lituus Technologies Private Limited) (CIN U22100MH2008PTC182085) (Lytus India or the Company). Lytus India was incorporated on 10 May 2008 for the purpose of providing telemedicine and online streaming content services to its subscribers.

The Company’s registered office is at A-21, 1st Floor, Ghanshyam Industrial Estate, Off. Veera Desai Road, Andheri West, Mumbai – 400 053.

From 28 March 2020, the shares of the Company were acquired by the Lytus Technologies Holding Private Limited, which is incorporated in British Virgin Island, USA, accordingly the Company became the Subsidiary of Lytus Technologies Holding Private Limited (BVI).

Basis of preparation

These standalone financial statements for the year ended 31 March 2020, are the Company’s special purpose first financial statements prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

For all period up to and including the year ended March 31, 2020, the Company has prepared its financial statements in accordance with generally accepted accounting principles in India (Indian GAAP). These special purpose financial statements for the year ended March 31, 2020 are the Company’s first annual IFRS Financial Statements and have been prepared in accordance with International Financial Reporting Standard (IFRS) for submitting with the U.S. Securities and Exchange Commission (SEC) for the purpose of S-X of the Regulations.

The accounting policies used for the preparation of these standalone financial statements are based upon the application of IFRS 1.D16, which results in assets liabilities being measured at the carrying amount required by IFRS 1 based on the Company’s date of transition. Since the Company required to prepared financial statement as per Indian GAAP for the purpose of IFRS financial the date of transition is considered as April, 1, 2018.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The Company has prepared the opening financial position as per IFRS as at April 1, 2018 (the transition date) by recognizing all assets and liabilities whose recognition is required by IFRS, not recognizing items of assets or liabilities which are not permitted by IFRS, by reclassifying certain items from Previous GAAP to IFRS as required under the IFRS, and applying IFRS in the measurement of recognized assets and liabilities. The accounting policies that the Company has used in its opening IFRS financials may have differed from those that it used for its previous GAAP. The resulting adjustments arising from events and transactions occurring before the date of transition to IFRS has been recognized directly in retained earnings at the date of transition.

The accounting policies set out in note 2 have been applied in preparing the financial statements for the year ended 31 March 2020, the comparative information presented in these financial statements for the year ended 31 March 2019 and in the preparation of an opening IFRS balance sheet at 1 April 2018 (the date of transition).

The functional and reporting currency of the Company is “INR”, however for submitting to SEC the financials has been reported in “USD” with all the conversion difference from INR to USD is considered as “Accumulated foreign translation adjustment and accounted in equity and all amounts, are rounded with two decimals, unless otherwise stated. The financial statements have been prepared under the historical cost convention.

Critical accounting estimates

The preparation of the standalone financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Cmpany’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 2.

New, revised or amended Accounting Standards and Interpretations adopted for fiscal period ended 31 March 2020

In January 2016, International Accounting Standards Board issued the final version of IFRS 16, Leases, which is effective for annual reporting periods beginning on or after 1 January 2019. IFRS 16 has replaced IAS 17 Leases, and its related interpretations. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. It introduces a single, on-balance sheet lease accounting model for lessees.

The Company has adopted IFRS 16, effective for the annual reporting period beginning 1 April 2019, however there are no lease transactions which required application of IFRS 16 and accordingly there is no impact on retained earnings or any other assets or liabilities.

The Company has also adopted IFRS 15, Revenue from Contracts with Customers and IFRS 9 Financial Instruments (2014), which became mandatorily effective for financial years beginning on or after 1 January 2018.

The nature and effect of the changes arising from these standards are summarized below.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 replaces IAS 18 and covers contracts for goods and services. IFRS 15 is based on the principle that revenue is recognized when control of a good or service transfers to a customer; so the notion of control replaces the existing notion of risks and rewards.

The Company has adopted IFRS 15 from 1 April 2019, using a modified retrospective approach. Under this approach, transitional adjustments are recognized in retained earnings as of 1 April 2019 (the date of initial application), without restating the comparative period.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Under IFRS 15, the Company must evaluate the separability of the promised goods or services based on whether they are ‘distinct’. A promised good or service is ‘distinct’ if both:

●	the customer benefits from the item either on its own or together with other readily available resources: and

●	it is ‘separately identifiable’ form other promise in the contracts (i.e. the Company does not provide significant service integrating, modifying or customizing it).

While this represents significant new guidance, the implementation of this new guidance did not have a significant impact on the timing or amount of revenue recognized during the period. No adjustments were required to account for the impact of IFRS 15 on initial adoption.

IFRIC 23 — Uncertainty over Income Tax treatments

The International Accounting Standard Board clarifies the accounting for uncertainties in income taxes. The interpretation is to be applied to the determination of taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates, when there is uncertainty over income tax treatment under IAS 12. The adoption of IFRIC 23 did not any impact on STANDALONE financial statement of the Company.

India taxes are based on the Income Tax Act, 1961 (the Act) and the rules under the Income Tax Rules, 1962. The Act also provides for anti-avoidance rules at various places. The taxpayer is required to self-assess his tax position and file his tax return. The filed tax return is then subject to review and examination by the Indian tax authorities.

This requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax positions and concluded that no provision for uncertainty in income taxes was necessary as of 31 March 2020. We evaluate our uncertain tax positions on a regular basis. Our evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues.

New, revised or amended Accounting Standards and Interpretations not yet Adopted

In May 2020, the IASB issued Reference to the Conceptual Framework, which made amendments to IFRS 3 Business Combinations. Entities which rely on the Conceptual Framework will need to consider whether their accounting policies are still appropriate under the revised Framework, with effect for annual periods beginning on or after 1 January 2020. The Company does not expect the amendment to have any impact on its STANDALONE financial statements.

The IASB has issued ‘Definition of a Business (Amendments to IFRS 3)’ aimed at resolving the difficulties that arise when an entity determines whether it has acquired a business or a Company of assets. The amendments are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 January 2020. The Company does not expect the amendment to have any impact on its evaluation of whether activities and assets acquired are a business or a Company of assets.

The IASB issued Definition of Material (Amendments to IAS 1 and IAS 8) in October 2018 to clarify and align the definition of material. The amendments are intended to improve the understanding of the existing requirements rather than to significantly impact an entity’s materiality judgements. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. The Company does not expect the amendment to have any impact on its evaluation of ‘material’ in relation to its STANDALONE financial statements.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The IASB has issued amendments to IFRS 9, IAS 39 and IFRS 7 that provide certain reliefs in connection with interest rate benchmark reform. The reliefs relate to hedge accounting and have the effect that inter-bank offered rates (“IBOR”) reform should not generally cause hedge accounting to terminate. However, any hedge ineffectiveness should continue to be recorded in the income statement. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. The Company does not expect the amendment to have a significant impact on its STANDALONE financial statements.

The IASB has issued ‘Classification of Liabilities as Current or Non-current (Amendments to IAS 1)’ providing a more general approach to the classification of liabilities under IAS 1 based on the contractual agreements in place at the reporting date. The amendments are effective for annual reporting periods beginning on or after 1 January 2022 and are to be applied retrospectively with application permitted. The Company does not expect the amendments to have any significant impact on its presentation of liabilities in its statement of financial position.

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in future reporting periods and on foreseeable future transactions.

Changes in significant accounting policies

The Company’s accounting policies, which have changed as a result of the changes to accounting standards noted above, are summarized below:

Revenue

Revenue is recognized based on the transfer of services to a customer for an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is measured at the fair value of consideration received or receivable taking into account the amount of discounts, rebates, outgoing taxes on sales.

To determine whether to recognize revenue, the Company follows a 5-step process:

1.	Identifying the contract with a customer

2.	Identifying the performance obligations

3.	Determining the transaction price

4.	Allocating the transaction price to the performance obligations

5.	Recognizing revenue when/as performance obligation(s) are satisfied

Further information about each source of revenue from contracts with customers and the criteria for recognition follows.

Subscription revenues

Subscription income includes subscription from subscribers. Revenue is recognized upon completion of services based on underlying subscription plan or agreements with the subscribers.

Carriage/Placement/Marketing Incentive revenues

Carriage/Placement/Marketing Incentive fees are recognized upon completion of services based on agreements with the broadcasters.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Advertising revenues

Advertisement income is recognized when relevant advertisements are telecasted.

GST on all income

The Company collects Goods and Service Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is classified as current when: it is either expected to be realized or intended to be sold or consumed in normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realized within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is classified as current when: it is either expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

The operating cycle is the time between the acquisition of assets for processing and their realization in cash and cash equivalents. The Company has identified twelve months as its operating cycle.

Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of India (INR) which is the primary economic environment in which the Company operates (‘the functional currency’). The financial statements are presented in United States dollars.

Transactions and balances

Foreign currency transactions are translated into the presentation currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as at fair value through other comprehensive income are recognized in other comprehensive income.

LYTUS TECHNOLOGIES PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Financial Instruments

Financial Assets

Classification

The Company classifies its financial assets in the following measurement categories:

●	those to be measured subsequently at fair value (either through OCI or through profit or loss), and

●	those to be measured at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows. For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Company has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Company reclassifies debt investments when and only when its business model for managing those assets changes.

Recognition and derecognition

Regular way purchases and sales of financial assets are recognized on trade-date, the date on which the Company commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

Measurement

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Debt instruments

Subsequent measurement of debt instruments depends on the Company business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Company classifies its debt instruments:

Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

FVOCI: Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

FVPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other gains/(losses) in the period in which it arises.

Equity instruments

The Company subsequently measures all equity investments at fair value. Where the Company management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognized in profit or loss as other income when the Company right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognized in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

Impairment

The Company assesses on a forward-looking basis the expected credit loss associated with its debt instruments carried at amortized cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables only, the Company measures the expected credit loss associated with its trade receivables based on historical trend, industry practices and the business environment in which the entity operates or any other appropriate basis. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

Financial Liabilities

Initial Recognition and Measurement

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Company financial liabilities include trade and other payables, loans, and borrowings including bank overdrafts and derivative financial instruments.

Subsequent measurement

Financial liabilities at amortized cost:

After initial measurement, such financial liabilities are subsequently measured at amortized cost using the effective interest rate (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the Statement of Profit and Loss.

Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the Statement of Profit and Loss over the period of the borrowings using the EIR method.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of the period which are unpaid. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Financial Guarantee Obligations

The fair value of financial guarantees is determined as the present value of the difference in net cash flows between the contractual payments under the debt instrument and the payments that would be required without the guarantee, or the estimated amount that would be payable to a third party for assuming the obligations. Where guarantees in relation to loans or other payables of subsidiaries, joint ventures or associates are provided for no compensation, the fair values as on the date of transition are accounted for as contributions and recognized as part of the cost of the equity investment.

Derecognition

Financial assets

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Company enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial Liability

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

Income tax

Income tax expense represents the sum of current and deferred tax (including minimum alternate tax). The income tax expense or benefit for the period is the tax payable on that period’s taxable income based on the applicable income tax rate for each jurisdiction, adjusted by the changes in deferred tax assets and liabilities attributable to temporary differences, unused tax losses and the adjustment recognized for prior periods, where applicable.

Deferred tax assets and liabilities are recognized for temporary differences at the tax rates expected to be applied when the assets are recovered or liabilities are settled, based on those tax rates that are enacted or substantively enacted, except for:

●	When the deferred income tax asset or liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting nor taxable profits; or

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

●	When the taxable temporary difference is associated with interests in subsidiaries, associates or joint ventures, and the timing of the reversal can be controlled, and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognized for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

The carrying amount of recognized and unrecognized deferred tax assets are reviewed at each reporting date. Deferred tax assets recognized are reduced to the extent that it is no longer probable that future taxable profits will be available for the carrying amount to be recovered. Previously unrecognized deferred tax assets are recognized to the extent that it is probable that there are future taxable profits available to recover the asset.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

As of 31 March 2020, the Company had no significant uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company recognizes interest and penalties related to significant uncertain income tax positions in other expense. There were no such interest and penalties incurred for the period ended 31 March 2020.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Property and Equipment

Property and Equipment assets are carried at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Statement of Profit and Loss during the reporting period in which they are incurred.

Capital work in progress (CWIP) includes cost of property and equipment under installation / under development, as of balance sheet date. All project related expenditures related to civil works, machinery under erection, construction and erection materials, preoperative expenditure incidental / attributable to the construction of projects, borrowing cost incurred prior to the date of commercial operations and trial run expenditure are shown under CWIP. Property and Equipment are derecognized from the financial statements, either on disposal or when retired from active use. Gains and losses on disposal or retirement of Property and Equipment are determined by comparing proceeds with carrying amount. These are recognized in the Statement of Profit and Loss.

Depreciation methods, estimated useful lives and residual value

Depreciation is calculated to write off the cost of items of property and equipment less their estimated residual values using the written down method over their estimated useful lives and is generally recognized in profit or loss. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The estimated useful lives of property and equipment for current and comparative periods are as follows:

Buildings	40 years
Property and equipment	3 – 12 years
Fixtures and fittings	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Intangible Assets

Separately purchased intangible assets are initially measured at cost. Intangible assets acquired in a business combination are recognized at fair value at the acquisition date. Subsequently, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any.

The useful lives of intangible assets are assessed as either finite or indefinite. Finite-life intangible assets are amortized on a written down basis over the period of their expected useful lives. Estimated useful lives by major class of finite-life intangible assets are as follow:

Customers acquisition	5 Years
Trademark/Copy rights	5 Years
Computer Software	5 Years

The amortization period and the amortization method for definite life intangible assets is reviewed annually.

For indefinite life intangible assets, the assessment of indefinite life is reviewed annually to determine whether it continues, if not, it is impaired or changed prospectively basis revised estimates.

Goodwill is initially recognized based on the accounting policy for business combinations. These assets are not amortized but are tested for impairment annually.

Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as finance cost.

Issued Capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Dividends

Dividend distributions to the Company’s shareholders are recognized as a liability in the financial statements in the period in which the dividends are approved.

Earnings per share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to the owners of Lytus Technologies Limited, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the financial year, adjusted for bonus elements in ordinary shares issued during the financial year.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS

Under IFRS 1, the Company is required to make estimates and assumptions in presentation and preparation of the financial statements for the period 16 March 2020 (date of inception) throughout 31 March 2020.

Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

●	Fair Valuation of financial instruments carried at FVTPL and/ or FVOCI.

●	Impairment of financial assets based on the expected credit loss model.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS (cont.)

●	Determination of the discounted value for financial instruments carried at amortized cost.

●	The Company applies judgement to determine whether each product or services promised to a customer are capable of being distinct, and are distinct in the context of the contract, if not, the promised product or services are combined and accounted as a single performance obligation. The Company allocates the arrangement consideration to separately identifiable performance obligation deliverables based on their relative stand-alone selling price.

●	Expected credit losses on financial assets: The impairment provisions of financial assets and trade receivables are based on assumptions about risk of default and expected timing of collection. The Company uses judgment in making these assumptions and selecting the inputs to the impairment calculation, based on the Company’s past history of collections, customer’s creditworthiness, existing market conditions as well as forward looking estimates at the end of each reporting period

●	Useful lives of property, plant and equipment: The Company depreciates property, plant and equipment on a written down basis over estimated useful lives of the assets. The charge in respect of periodic depreciation is derived based on an estimate of an asset’s expected useful life and the expected residual value at the end of its life. The life is based on historical experience with similar assets as well as anticipation of future events, which may impact their life, such as changes in technology. The estimated useful life is reviewed at least annually.

●	Useful lives of intangible assets: The Company amortizes intangible assets on a written down basis over estimated useful lives of the assets. The useful life is estimated based on a number of factors including the effects of obsolescence, demand, competition and other economic factors such as the stability of the industry and known technological advances and the level of maintenance expenditures required to obtain the expected future cash flows from the assets. The estimated useful life is reviewed at least annually.

●	Estimation of provisions and contingent liabilities: Management judgement is required for estimating the possible outflow of resources, if any, in respect of contingencies, claim, litigations etc against the Company as it is not possible to predict the outcome of pending matters with accuracy.

Uncertainty relating to the global health pandemic — COVID-19

●	In assessing the recoverability of receivables including unbilled receivables, the Company has considered internal and external information up to the date of approval of these special purpose financial statements. The Company has performed analysis on the assumptions used and based on current indicators of future economic conditions, the Company expects to recover the carrying amount of these assets. The impact of the global health pandemic may be different from that estimated as at the date of approval of these special purpose financial statements and the Company will continue to closely monitor any material changes to future economic conditions.

Previous GAAP figures of subsidiaries have been reclassified/reCompanyed to confirm the presentation requirements under IFRS.

As such there are no material differences or impact due to transition from Indian GAAP to IFRS and hence restated summaries of equity and profit & loss not given for subsidiaries.

NOTE 3 — OTHER INCOME

Other Income — Income on Acquisition of Customer-Contracts

Other Income of approximately US$ 15,759,393 is presented on the basis that all conditions have been satisfied as of 26 March 2020, to consummate closing of the Company’s acquisition agreement with Reachnet Cable Services Pvt. Ltd. (“Reachnet”) in which the Company acquired the customers and corresponding revenues (refer to Note 22 regarding agreement with Reachnet).

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 3 — OTHER INCOME (cont.)

The Company has acquired approximately 1.8 million subscriber connections from a licensed streaming company (Reachnet), through the Agreements dated 21 June 2019 and 6 December 2019, and the income entitlement rights from 1 April 2019, for a consideration of US$ 59,216,654. On 26 March 2020, the arrangement was consummated when pre-conditions were waived by mutual consent. The net surplus remaining with the Company is approximately US$ 15,759,393. Considering that the acquired customers were integrated into the Company’s normal course of business on 26 March 2020, the revenue arising therefrom is recognised as “other income”. Effective 1 April 2020 and thereafter, the income arising from the said contracts would be recognised as “Operating Revenue” and the customers would be billed directly by the Company.

The Company is free to appoint any licensed service provider for provision of streaming services. There is no binding or lock-in arrangement for providing streaming services to subscribers through Reachnet. The agreement contemplates only acquisition of subscriber base and is not an agreement to acquire or purchase the business of Reachnet. The Company has ensured adequate safeguard to secure acquired customer contracts through non-compete clause and non-solicitation of subscribers clause. All non-streaming services offered by the Company will not be on a cost sharing basis with Reachnet and will be dealt with directly by the Company.

NOTE 4 — EXPENSES

Expenses consist of the following for the year ended 31 March 2020:

	2020 ($US)	2019 ($US)
Amortization	$204,086	$—
Legal and professional expenses	58,760	372
Staffing expense	15,777	—
Other operating expenses	14,120	229
Total expenses	$292,743	$601

NOTE 5 — INCOME TAX

Income tax consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)
Current tax expense	$1,987,659	$—
Deferred tax expense	1,907,015	—
Income tax expense	$3,894,674	$—

Statement of comprehensive income

	2020 ($US)	2019 ($US)
Deferred tax related to item charged directly to equity:
Net gain on translations in to foreign currency	$103,784	$631

Deferred tax related to the translations of operations from INR to USD have been calculated at the rate of the jurisdiction in which a subsidiary situated i.e. in India (at the rate 25.17%)

Accounting for Income Taxes

Income tax expense represents the sum of the current tax and deferred tax.

The charge for current tax is based on the result for the year adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 5 — INCOME TAX (cont.)

Current and deferred tax is recognized in the income statement unless the item to which the tax relates was recognized outside the income statement being other comprehensive income or equity. The tax associated with such an item is also recognized in other comprehensive income or equity respectively.

A reconciliation between tax expense and the product of accounting profit multiplied by Indian domestic tax rate for the year 31 March 2020 is as follows:

	2020 ($US)	2019 ($US)
Accounting profit/(loss) before tax	$15,466,650	$(601)
At Indian statutory income tax rate of – 25.17%	3,892,956	—
Net difference in amortization as per accounts and tax	(1,907,053)	—
Non-deductible expenses for tax purpose – capital expenditure w/off	1,757	—
At effective income tax rate of – 25.17%	1,987,659	—
Income tax reported on standalone profit and loss	$1,987,659	$—

Reflected in the financial statement of financial position as of 31 March 2020 is as follows:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Opening balance	$—	$—	$—
Current income tax charge	1,987,659	—	—
Closing balance	$1,987,659	$—	$—

Deferred tax

Deferred tax relates to the following temporary differences:

	2020 ($US)		2019 ($US)		1 April 2018 ($US)
	In profit & loss	OCI	In profit & loss	OCI	In profit & loss	OCI
Deferred tax assets
Opening Balance	$—	$(631)	$—	$—	$—	$—
Accelerated amortisation for tax purpose	(1,907,015)	—	—	—	—	—
On translations in to foreign currency	—	103,784	—	(631)	—	—
Total deferred tax assets/(liabilities)	$(1,907,015)	$(103,153)	$—	$(631)	$—	$—

Reflected in the financial statement of financial position as of 31 March 2020 is as follows:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Deferred tax assets	$103,784	$—	$—
Deferred tax liabilities	(1,907,646)	(631)	—
Net deferred tax (liabilities)/assets	$(1,803862)	$(631)	$—

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 6 — OTHER RECEIVABLES

Other receivables consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Net Receivable from Reachnet Cable Service Pvt. Ltd	$15,759,393	$—	$—
GST and other taxes on the above	2,256,090	—	—
Total	$(18,015,483)	$—	$—

NOTE 7 — OTHER CURRENT ASSETS

Other current assets consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
GST receivables	$4,198214	$—	$—
Service tax receivables	2,359	—	—
Total	$4,200,573	$—	$—

NOTE 8 — CAPITAL WORK IN PROGRESS

Capital work in progress consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Equipment (devices and other equipment) – at cost	$29,048	$29,048	$29,048
Capitalised during the year	—	—	—
Sales during the year	(29,048)
Total	$—	$29,048	$29,048

During the year, the Company has sale old unserviceable not put to use equipment to Digi Cable Network Private Limited (the company in which one of the directors was interested) at cost plus applicable taxes. (Refer Note No. 21)

NOTE 9 — INTANGIBLE ASSETS

Intangible assets consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Customer Acquisition acquired during the year	$59,216,654	$—	$—
Less: Accumulated amortization	(204,086)	—	—
Total intangible assets	$59,012,568	$—	$—

Amortization expense for the period 16 March 2020 (date of put to use) through 31 March 2020 was $204,086.

The Company has old unusable/ unstructured capital work in progress (trademark of $US 8,131). The same has been written off as not usable and was disclosed in ‘other operating expenses’.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 10 — BORROWINGS

Borrowings consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Loan from directors	$11,389	$14,753	$15,522
Loan from a related party (Refer Note 21)	—	30,840	32,962
Total borrowings	$11,389	$45,593	$48,484

Loan from directors is interest free and is repayable on demand.

Loan from related party was from Digicable Network Pvt. Ltd in which one of the director of the Company was interested. The loan was interest free and repayable on demand.

NOTE 11 — TRADE PAYABLES

Trade payables consist of the following as of 31 March 2020

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Trade payables	$56,631	$803	$858
Employee related payables	14,890	—	—
Total borrowings	$71,521	$803	$858

Changes in trade payables as of and for the period ended 31 March 2020 consist of the following:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Opening balance	$803	$858	$858
Current year expenses	80,194	601	—
Payments	9,476	(656)	—
Closing balance	$71,521	$803	$858

NOTE 12 — OTHER FINANCIAL LIABILITIES

Other financial liabilities consist of the following as of 31 March 2020

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Audit fee payables	$9,320	$345	$277
Total other financial liabilities	$9,320	$345	$277

Changes in other financial liabilities as of and for the period ended 31 March 2020 consist of the following:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Opening balance	$345	$277	$277
Current year expenses	9,144	86	—
Payments	169	(17)	—
Closing balance	$9,320	$345	$277

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 13 — OTHER CURRENT LIABILITIES

Other current liabilities consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
GST	$6,868,838	$—	$—
Other tax liabilities	471,400	108	115
Total other current liabilities	$7,340,238	$108	$115

Changes in other current liabilities consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Opening balance	$108	$115	$115
Current year addition	73,40,130	(7)	—
Payments	—	—	—
Closing balance	$7,340,238	$108	$115

NOTE 14 — CUSTOMER ACQUISITION PAYABLE

Customer Acquisition Payable consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Customer acquisition payable to Reachnet*	$58,745,436	$—	$—
Customer acquisition payable to Reachnet, current portion	(29,372,718)	—	—
Customer acquisition payable to Reachnet, non-current portion	$29,372,718)	$—	$—

*	The Company has acquired customers from Reachnet Cable Services Private Limited (“Reachnet”), through an agreement to acquire customers dated June 21, 2019, and the income entitlement rights from April 1, 2019, for a consideration of ($US) 58,745,436. This amount is payable in four equal installments (25% each) on or before 31 July 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), 31 March 2021, 31 March 2022 and 31 March 2023, respectively. Refer to Note 21 on Acquisition of Customers

NOTE 15 — COMMITMENTS AND CONTINGENCIES

Commitments and contingencies consist of the following as of 31 March 2020

There are no material commitments and contingencies as of 31 March 2020, 31 March 2019 and 1 April 2018.

NOTE 16 — EQUITY

Common Stock:

The total number of shares of common stock issued as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Common stock – par value Rs. 10 (Apx. $US 0.15)	$2,305	$2,305	$2,305

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 16 — EQUITY (cont.)

Movements in Common Stock:

	2020 ($US)		2019 ($US)		1 April 2018 ($US)
	Shares	Amount ($US)	Shares	Amount ($US)	Shares	Amount ($US)
Opening Balance	15,000	$2,305	15,000	$2,305	15,000	$2,305
Share issued	—	—	—	—	—	—
Balance as on 31 March 2020	15,000	$2,305	15,000	$2,305	15,000	$2,305
Weighted average number of shares on issue during the year ended 31 March 2020, was:	15,000		15,000		15,000

Common Stock

Common stock entitles the holder to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. As of 31 March 2020, the Company had an authorized share capital of 50,000 shares of Rs. 10 (Ax. $US 0.15) par value per share.

From March 28, 2020, the shares of the Company were acquired by the Lytus Technologies Holding Private Limited, a company incorporated in British Virgin Island, USA, from the shareholders of the Company, accordingly the Company became the Wholly Owned Subsidiary of Lytus BVI.

Equity consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Common stock – par value Rs. 10 (Apx. $US 0.15), 15,000 shares issued and outstanding	$2,305	$2,305	$2,305
Net income available to common shareholders	11,567,222	(4,754)	(4,153)
Foreign currency translation reserves, net of tax	(306,672)	1,877	—
Closing balance	$11,262855	$(572)	$(1,848)

Capital risk management

The Company’s capital management objectives are to ensure the Company’s ability to continue as a going concern as well as to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Company monitors capital based on the carrying amount of equity plus its subordinated loan, less cash and cash equivalents as presented on the face of the statement of financial position recognized in other comprehensive income.

The Company manages its capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares. The amounts managed as capital by the Company are summarized as follows:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Current borrowings	$(11,389)	$(45,593)	$(48,484)
Cash and cash equivalents	181	3,412	3,954
Net debt	(11,208)	(42,182)	(44,531)
Total equity	$11,262855	$(572)	$(1,848)
Net debt to equity ratio	0.10%	(7,379)%	(2,409)%

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 17 — EARNINGS PER SHARE

Earnings per share consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)
Net income available to common shareholders	$(11,389)	$(45,593)
Weighted average number of common shares	15,000	15,000
Par value Rs. 10 (Apx. $US 0.15)	0.15	0.15
Income per common share:	$11,571,976	$(601)
Basic income per common share	771	(0.04)
Diluted income per common share	771	(0.04)

Earnings per share consist of the following as of 31 March 2020:

NOTE 18 — FINANCIAL RISK MANAGEMENT

Risk management framework

The Company’s activities expose it to market risk, liquidity risk and credit risk. The management has the overall responsibility for the establishment and oversight of the Company’s risk management framework. This note explains the sources of risk which the Company is exposed to and how the Company manages the risk and the related impact in the financial statements.

Credit risk

Credit risk is the risk that a counterparty fails to discharge its obligation to the Company. The Company’s exposure to credit risk is influenced mainly by cash and cash equivalents, trade receivables and financial assets.

Credit risk management

The Company assesses and manages credit risk based on internal credit rating system. Internal credit rating is performed for each class of financial instruments with different characteristics. The Company assigns the following credit ratings to each class of financial assets based on the assumptions, inputs, and factors specific to the class of financial assets.The Company provides for expected credit loss based on the following:

Credit rating	Basis of categorization	Provision for expected credit loss
Low credit risk	Cash and cash equivalents, trade receivables, and other financial assets	12 month expected credit loss
Moderate credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or 12 month expected credit loss
High credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or fully provided for

With respect of trade receivables, the Company recognizes a provision for lifetime expected credit losses.

Based on business environment in which the Company operates, a default on a financial asset is considered when the counterparty fails to make payments within the agreed time period as per the contract. Loss rates reflecting defaults are based on actual credit loss experience and consideration of differences between current and historical economic conditions.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 18 — FINANCIAL RISK MANAGEMENT (cont.)

Assets are written off when there is no reasonable expectation of recovery, such as a debtor declaring bankruptcy, or a litigation decision against the Company. The Company continues to engage with parties whose balances are written off and attempts to enforce repayment. Recoveries made are recognized in the STANDALONE statement of profit and loss and other comprehensive income.

Credit rating	Basis of categorization	As of 31 March 2020
Low credit risk	Cash and cash equivalents	$41,760
Low credit risk	Other financial assets	$4,393,227
Moderate credit risk	Trade receivables	$390,151
Moderate credit risk	Other receivables	$18,015,483

Cash & cash equivalents and bank deposits

Credit risk related to cash and cash equivalents and bank deposits is managed by only accepting highly rated banks and diversifying bank deposits and accounts in different banks across the country.

Trade receivables

Credit risk related to trade receivables are mitigated by taking bank guarantees or letters of credit, from customers where credit risk is high. The Company closely monitors the creditworthiness of the debtors through internal systems that are configured to define credit limits of customers, thereby, limiting the credit risk to pre-calculated amounts. The Company assesses increases in credit risk on an ongoing basis for amounts receivable that become past due and default is considered to have occurred when amounts receivable become two year past due.

Other receivables

This is one-time aggregate receivable for the year ended 31 March 2020, pursuant to the Acquisition of Customers from Reachnet. The Company closely monitors the creditworthiness of the debtors. Refer to Note 21 for further discussion on Acquisition of Customers.

Other financial assets measured at amortized cost

Other financial assets measured at amortized cost includes loans and advances to related parties and employees, security deposits and others. Credit risk related to these other financial assets is managed by monitoring the recoverability of such amounts continuously.

Expected credit losses for financial assets other than trade receivables

The Company provides for expected credit losses on loans and advances other than trade receivables by assessing individual financial instruments for expectation of any credit losses. Since the Company deals with only high-rated banks and financial institutions, credit risk in respect of cash and cash equivalents, other bank balances and bank deposits is evaluated as very low. With respect to loans, comprising of security deposits, credit risk is considered low because the Company is in possession of the underlying asset. However, with respect to related parties, credit risk is evaluated based on credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. With respect to other financial assets, credit risk is evaluated based on the Company’s knowledge of the credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. The Company does not have any expected loss-based impairment recognized on such assets considering their low credit risk nature, though incurred loss provisions are disclosed under each sub-category of such financial assets.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 18 — FINANCIAL RISK MANAGEMENT (cont.)

As at 31 March 2020

Asset class	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	As of March 31, 2020
Cash and cash equivalents	$181	0.00%	—	$181
Other financial assets	$4,204,048	0.00%	—	$4,204,048

The Company did not have any written off amounts during the year ended 31 March 2020. Additionally, the Company did not have an allowance for loss at 31 March 2020.

As at 31 March 2019

Asset class	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	As of March 31, 2020
Cash and cash equivalents	$3,412	0.00%	—	$3,412
Other financial assets	$6,318	0.00%	—	$6,318

The Company did not have any operations during the year ended 31 March 2020. Accordingly, the Company did not have an allowance for loss at 31 March 2019.

As at 1 April 2018

Asset class	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	As of March 31, 2020
Cash and cash equivalents	$3,954	0.00%	—	$3,954
Other financial assets	$6,753	0.00%	—	$6,753

The Company did not have any operations. Accordingly, the Company did not have an allowance for loss at 1 April 2018.

Expected credit loss for trade receivables under simplified approach

The Company recognizes lifetime expected credit losses on trade receivables using a simplified approach, wherein the Company has defined percentage of provision by analyzing historical trend of default relevant to each category of customer based on the criteria defined above and such provision percentage determined have been considered to recognize lifetime expected credit losses on trade receivables (other than those where default criteria are met).

Asset class	Current	0-30 days past due	31-90 days past due	91-182 days past due	183-365 days past due	366-730 days past due	More than 700 days past due	As of 31 March 2020
Gross carrying amount other receivables	$18,015,483	—	—	—	—	—	—	$18,015,483
Expected loss rate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	—
Loss allowance provision	—	—	—	—	—	—	—	—
Carrying amount other receivables (net of impairment)	$18,015,483	—	—	—	—	—	—	$18,015,483

There was no operation in the Company before acquisition of customers as refer in note 21, accordingly above disclosures and movement of allowance for trade receivables or other receivables is not applicable for the year 31 March 2019 and 1 April 2018.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 18 — FINANCIAL RISK MANAGEMENT (cont.)

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due. The Company manages its liquidity needs by carefully monitoring scheduled debt servicing payments for long-term financial liabilities as well as cash-outflows due in day-to-day business. Long-term liquidity needs for a 180-day and a 360-day lookout period are identified monthly.

Management monitors rolling forecasts of the liquidity position and cash and cash equivalents based on expected cash flows. The Company considers the liquidity of the market in which the entity operates.

Contractual Maturities of financial liabilities

The tables below analyze the Company’s financial liabilities based on their contractual maturities. The amounts disclosed in the table are the contractual undiscounted cash flows.

31 March 2020

Liability class	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total as of 31 March 2020
Borrowings	$11,389	—	—	—	$11,389
Trade payables	71,521	—	—	—	71,521
Other financial liabilities	9,320	—	—	—	9,320
Other current liabilities	7,340,238				7,340,238
Customer Acquisition Payable	29,372,718	14,686,359	14,686,359	—	58,745,436
Total	$36,805,186	$14,686,359	$14,686,359	$—	$66,177,904

31 March 2019

Liability class	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total as of 31 March 2020
Borrowings	$45,594	—	—	—	$45,594
Trade payables	803	—	—	—	803
Other financial liabilities	345	—	—	—	345
Other current liabilities	108	—	—	—	108
Total	$46,850	$—	$—	$—	$46,850

1 April 2018

Liability class	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total as of 31 March 2020
Borrowings	$48,484	—	—	—	$48,484
Trade payables	858	—	—	—	858
Other financial liabilities	277	—	—	—	277
Other current liabilities	115	—	—	—	115
Total	$49,734	$—	$—	$—	$49,734

Interest rate risk

The Company’s policy is to minimize interest rate cash flow risk exposures on long-term financing. At 31 March 2020, the Company is exposed to changes in market interest rates through bank borrowings at variable interest rates. Other borrowings are at fixed interest rates. As such Company does not has any borrowings from outsiders except overdraft facility which is short term in the nature and repayable on demand, the interest rates on borrowings is around 8.5%. The other borrowings are from Directors who are also and shareholders. The borrowings from them is short term in the nature interest free and repayable on demand.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 19 — FAIR VALUE MEASUREMENTS

Financial assets and liabilities — 31 March 2020

Financial assets	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Other receivables	$18,015,483	—	$—
Other financial assets	3,475	—	—
Total	$18,018,958	—	$—

Financial liabilities	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Borrowings	$—	—	$11,389
Trade payables	71,521	—	—
Other financial liabilities	9,319	—	—
Total	$80,840	—	$11,389

Financial assets and liabilities — 31 March 2019

Financial assets	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Other receivables	$—	—	$—
Other financial assets	3,763	—	—
Total	$3,763	—	$—

Financial liabilities	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Borrowings	$—	—	$45,594
Trade payables	803	—	—
Other financial liabilities	345	—	—
Total	$1,148	—	$45,594

Financial assets and liabilities — 1 April 2018

Financial assets	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Other receivables	$—	—	$—
Other financial assets	4,022	—	—
Total	$4,022	—	$—

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 19 — FAIR VALUE MEASUREMENTS (cont.)

Financial liabilities	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Borrowings	$—	—	$48,484
Trade payables	858	—	—
Other financial liabilities	277	—	—
Total	$1,135	—	$48,484

Fair value hierarchy

Financial assets and financial liabilities measured at fair value on the balance sheet are categorized into the three levels of fair value hierarchy. The three levels are defined based on the observability of significant inputs to the measurement, as follows:

The different levels of fair value have been defined below:

Level 1: Quoted prices for identical instruments in an active market;

Level 2: Directly (i.e. as prices) or indirectly (i.e. derived from prices) observable market inputs, other than Level 1 inputs; and

Level 3: Inputs which are not based on observable market data (unobservable inputs). Fair values are determined in whole or in part using a net asset value or valuation model based on assumptions that are neither supported by prices from observable current market transactions in the same instrument nor are they based on available market data.

Fair value of instruments measured at amortized cost

Financial liabilities	Carrying value as of 31 March 2020	Fair value as of 31 March 2020	Carrying value as of 31 March 2019	Fair value as of 31 March 2019	Carrying value as of 1 April 2018	Fair value as of 1 April 2018
Borrowings	$11,389	$11,389	$45,594	$45,594	$48,484	$48,484

Management assessed that fair value of cash and cash equivalents, trade receivables, security deposits, loan to related parties, other financial assets, short term borrowings, trade payables and other current financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments. The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

Long-term fixed-rate receivables are evaluated by the Company based on parameters such as interest rates, individual creditworthiness of the customer and other market risk factors. Based on this evaluation, allowances are considered for the expected credit losses of these receivables.

The fair values of the Company’s fixed interest-bearing borrowings are determined by applying discounted cash flows (‘DCF’) method, using discount rate that reflects the issuer’s borrowing rate as at the end of the reporting period.

All the other long-term borrowing facilities availed by the Company are variable rate facilities which are subject to changes in underlying Interest rate indices. Further, the credit spread on these facilities are subject to change with changes in Company’s creditworthiness. The management believes that the current rate of interest on these loans are in close approximation from market rates applicable to the Company. Therefore, the management estimates that the fair value of these borrowings are approximate to their respective carrying values.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 20 — RELATED PARTY TRANSACTIONS

There are no material related party transactions, except for the transactions listed below:

Names of related parties and related party relationships

Parent Company:

Lytus Technologies Holding Private Limited w.e.f. 28 March 2020

Key managerial personnel (KMP) with whom transactions have taken place during the year:

Jagjitsingh Kohli — Director till June 19, 2019

Prashant Chotani — Director till June 19, 2019

Yoghesh Shah — Director till june 19,2012

Enterprise over which Key Managerial Personnel are able to exercise significant influence:

Digicable Network (India) Limited — Till June 19,2019

Details of transactions:

		KMP having significant influence		KMP
Sr. No.	Particulars	2020 US$	2019 US$	2020 US$	2019 US$
1	Sale of capital work in process	25,751	—	—	—
2	Loan repayment	(30,173)	—	—	—
3	Loan received	—	—	—	7,380
4	Loan repayment	—	—	(168,200)	(7,151)

Compensation and benefits to Key Management Personnel would commence from 1 April 2020.

On acquisition, the unstructured capital work in progress was sold to the previous promoter for US$ 25,571, against loan repayable to previous promoter’s owned entity.

NOTE 21 — ACQUISITION OF CUSTOMERS

Agreement with the Reachnet Cable Services Private Limited

The Company has acquired approximately 1.8 million subscriber connections from a licensed streaming company (Reachnet), through the Agreements dated 21 June 2019 and 6 December 2019, and the income entitlement rights from 1 April 2019, for a consideration of approximately US$ 59,216,654. This amount is payable in four equal installments (25% each) on or before 31 July 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), 31 March 2021, 31 March 2022 and 31 March 2023, respectively. On 26 March 2020, the arrangement was consummated when pre-conditions were waived by mutual consent. The net surplus remaining with the Company is US$ 15,759,393. Considering that the acquired customers were integrated into the Company’s normal course of business on 26 March 2020, the revenue arising therefrom is recognised as “other income”. Effective 1 April 2020 and thereafter, the revenue arising from the said contracts would be recognised as “Operating Revenue” and the customers would be billed directly by the Company.

The Company is free to appoint any licensed service provider for provision of streaming services. There is no binding or lock-in arrangement for providing streaming services to subscribers through Reachnet. The agreement contemplates only acquisition of subscriber base and is not an agreement to acquire or purchase the business of Reachnet. The Company has ensured adequate safeguard to secure acquired customer contracts through non-compete clause and non-solicitation of subscribers clause. All non-streaming services offered by the Company will not be on a cost sharing basis with Reachnet and will be dealt with (including issuing invoice) directly by the Company.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 22 — LEASE

The Company does not have any lease transactions as a lessor or lessee and accordingly the lease accounting and disclosures related to IFRS 16 is not applicable.

NOTE 23 — EMPLOYEE BENEFITS

Disclosure pursuant to - IAS 19 ‘Employee Benefits’ - Since there are no employee benefits is required to be payable the applicable accounting and disclosures is not applicable.

NOTE 24 — TRANSITION TO IFRS

Basis for Preparation

For all period up to and including the year ended March 31, 2020, the Company has prepared its financial statements in accordance with generally accepted accounting principles in India (Indian GAAP). These financial statements for the year ended March 31, 2020 are the Company’s first annual IFRS Financial Statements and have been prepared in accordance with International Financial Reporting Standard (IFRS)

The Company has prepared the opening financial position as per IFRS as at April 1, 2018 (the transition date) by recognizing all assets and liabilities whose recognition is required by IFRS, not recognizing items of assets or liabilities which are not permitted by IFRS, by reclassifying certain items from previous GAAP to IFRS as required under the IFRS, and applying IFRS in the measurement of recognized assets and liabilities. The accounting policies that the Company has used in its opening financial position may have differed from those that it used for its previous GAAP. The resulting adjustments arising from events and transactions occurring before the date of transition to IFRS has been recognized directly in retained earnings at the date of transition.

The accounting policies set out in note 2 have been applied in preparing the financial statements for the year ended 31 March 2020, the comparative information presented in these financial statements for the year ended 31 March 2019 and in the preparation of an opening IFRS financial position at 1 April 2018 (the date of transition). This note explains the principal adjustments made by the Company in restating its financial statements prepared in accordance with previous GAAP, and how the transition from previous GAAP to IFRS has affected the Company’s financial position, financial performance and cash flows.

Exceptions and Exemptions Applied

IFRS 1 “First-time adoption of International Financial Reporting Standards” (hereinafter referred to as IFRS 1) allows first time adopters certain exemptions from the retrospective application of certain IFRS, effective for April 1, 2018 opening financial position. In preparing these financial statements, the Company has applied the below mentioned optional exemptions and mandatory exceptions.

Determining whether an arrangement contains a Lease

An optional exemption that permits an entity to determining whether an arrangement existing at the date of transition contains a lease by considering the facts and circumstances existing at the date of transition (rather than at the inception of the arrangement). The Company has applied the above transition provision and has assessed all the arrangements at the date of transition.

Estimates

As per IFRS 1, an entity’s estimates in accordance with IFRS at the date of transition to IFRS at the end of the comparative period presented in the entity’s first IFRS financial statements, as the case may be, should be consistent with estimates made for the same date in accordance with the previous GAAP unless there is objective evidence that those estimates were in error. However, the estimates should be adjusted to reflect any differences in accounting policies.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 24 — TRANSITION TO IFRS (cont.)

As per the standard, where application of IFRS requires an entity to make certain estimates that were not required under previous GAAP, those estimates should be made to reflect conditions that existed at the date of transition or at the end of the comparative period.

The Company’s estimates under IFRS are consistent with the above requirement. Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

Fair Valuation of financial instruments carried at FVTPL and/or FVOCI.

Impairment of financial assets based on the expected credit loss model.

Determination of the discounted value for financial instruments carried at amortized cost.

De-recognition of Financial Assets and Liabilities

As per IFRS 1, an entity should apply the derecognition requirements in IFRS 9, “Financial Instruments”, prospectively for transactions occurring on or after the date of transition to IFRS. However, IFRS 9 gives an option to the entity to apply the derecognition requirements from a date of its choice if the information required to apply IFRS 9 to financial assets and financial liabilities derecognized as a result of past transactions was obtained at the initially accounting for those transactions. The company has elected to apply the de-recognition provisions of IFRS 9 prospectively from the date of transition to IFRS.

Classification and measurement of Financial Assets

IFRS 1 requires an entity to assess classification of financial assets on the basis of facts and circumstances existing as on the date of transition. Further, the standard permits measurement of financial assets accounted at amortized cost based on facts and circumstances existing at the date of transition if retrospective application is impracticable. Accordingly, the Company has determined the classification of financial assets based on facts and circumstances that exist on the date of transition. Measurement of the financial assets accounted at amortized cost has been done retrospectively.

Business combinations

IFRS 1 provides the option to apply IFRS 3 prospectively from the transition date or from a specific date prior to the transition date. This provides relief from full retrospective application that would require restatement of all business combinations prior to the transition date. The Company elected to apply IFRS 3 prospectively to business combinations occurring after its transition date. Business combinations occurring prior to the transition date have not been restated. The Company has applied same exemption for investment in associates and joint ventures.

Fair value measurement of financial assets or financial liabilities

First-time adopters may apply IFRS 9 to day one gain or loss provisions prospectively to transactions occurring on or after the date of transition to IFRS. Therefore, unless a first-time adopter elects to apply IFRS 9 retrospectively to day one gain or loss transactions, transactions that occurred prior to the date of transition to IFRS do not need to be retrospectively restated.

Impact of Transition to IFRS

As such there are no material differences or impact due to transition from Indian GAAP to IFRS and hence restated summaries of equity, profit & loss and cash flow is not given.

LYTUS TECHNOLOGIES PRIVATE LIMITED
NOTES TO STANDALONE FINANCIAL STATEMENTS

NOTE 25 — SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through 8 July 2020, the date the financial statement was available for issuance, require potential adjustment to or disclosure in the financial statement and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.